SED International Holdings Reports Fiscal Year 2012 and Fourth Quarter Financial Results

-      Achieves Net Income of $1.4 million and EBITDA of $2.9 million for Fiscal 2012

-    SED to Host Investment Community Conference Call Today at 4:30 PM ET

LAWRENCEVILLE, GA. September 13, 2012 -- SED International Holdings, Inc. (Amex: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, housewares, small appliances and personal care products, today announced financial results for the Company’s fourth quarter and fiscal year ended June 30, 2012.

Fiscal Year 2012 Financial Results, Year-over-year Comparisons:

•	Net sales for the fiscal year ended June 30, 2012 was $577.3 million, compared to $607.0 million for the fiscal year ended June 30, 2011, the decrease was due in large part to weakened technology and consumer electronics demand and an industry-wide disk drive shortage related to flooding in Thailand.

•	Gross margin increased to 6.3%, compared to 5.2% in the prior year. The increased gross profit percent is attributable to higher than normal sales prices on hard drives due to inventory supply constraints and an increase in higher margin housewares, small appliances and personal care sales.

•	Operating income was $1.8 million compared to $4.8 million for the prior year period. Total operating expenses were $34.9 million for the fiscal year ended June 30, 2012 compared to $26.8 million for the fiscal year ended June 30, 2011. Net income was $1.4 million or $0.29 income per basic and diluted share, compared to net income of $3.1 million, or $0.68 per basic and $0.63 per fully diluted share in the prior year period. Items impacting net income included: approximately $1.2 million in net loss related to the acquisition costs of certain Lehrhoff & Co. assets and its related operating loss; devaluation of approximately $0.6 million for foreign exchange losses related to Latin America; and employee separation costs of approximately $0.4 million.

•	EBITDA was $2.9 million compared to $5.6 million in the prior year.

•	The Company generated $8.0 million in operating cash flow for fiscal 2012, compared to cash used by operations of $16.3 million in the prior year period. Cash and cash equivalents were $4.7 million for fiscal year end 2012 and $4.8 million for 2011. Borrowings outstanding under SED’s revolving credit lines were $36.9 million at year ended June 30, 2012 compared with $38.4 million as of June 30, 2011.

•	Return on Invested Capital, or “ROIC”, for the 2012 fiscal year was 3.2%, compared with 6.6% in the 2011 fiscal year. SED’s ROIC metric is calculated on an annualized basis using operating income divided by an average of quarter-end stockholder’s equity and debt, net of cash.

•	Shareholders’ equity at the end of the year was $24.4 million, or $4.98 per diluted share.

“We are disappointed in our bottom-line results for the 2012 fiscal year and are undertaking several initiatives, including a transformation of certain elements of our business model, to deliver stronger results in 2013 and beyond,” said Jonathan Elster, President and Chief Executive Officer of SED International. “In the past year, our PC and Consumer Electronics business was challenged by weakened demand, while long-term investments in our business and devaluation of the peso in Latin America had additional negative impact on earnings.”

“Initiatives underway to address the current state of our business include a reorganization of our U.S. sales, purchasing and marketing functions into business units to better focus within specific customer segments, and evaluation of outsourcing options that will result in increased efficiencies and speed of execution. We are also aggressively working to size our business for the current environment, and have recently implemented workforce reductions and temporary reductions in work hours in different parts of our business. We are committed throughout the organization to delivering sustained value to our customers, vendors and shareholders while we build on SED’s reputation as a leader in logistical excellence and world-class service throughout the regions and segments we compete in.”

Fourth Quarter Fiscal 2012 Financial Results, Year-over-year Comparisons:

•	Net sales for the fourth quarter ended June 30, 2012 were $131.8 million, compared to $152.6 million in the prior-year fourth quarter. An Industry-wide decline in technology and consumer electronics demand, coupled with lingering effects from hard drive shortages, negatively impacted net sales in the fourth quarter compared to the prior year.

•	Gross margin increased to 5.2%, compared to 4.7% in the comparable period last year due in part to hard-drive pricing and also to higher sales and margins on housewares, small appliance and personal care products.

•	The Company reported an operating loss of $1.7 million in the fourth quarter compared to operating income of $0.9 million in the prior-year fourth quarter. Fourth quarter 2012 net loss was $2.0 million, or $(0.41) per basic and diluted share compared to net income of approximately $0.4 million, or $0.10 per basic and $0.09 per diluted share, compared to the same period last year.

Conference Call

SED International management will host a teleconference and webcast today, Thursday, September 13, 2012 at 4:30 p.m. ET. Interested parties may participate in the conference call by dialing 1-877-941-2068 in the United States and 1-480-629-9707 internationally. For those unable to participate, an audio replay of the call will be available beginning approximately two hours following the conclusion of the live call through September 20, 2012. The audio replay may be accessed by dialing 1-877-870-5176 from the United States or 1-858-384-5517 internationally and entering access conference ID # 4560891.

The call also will be available as a live, listen-only webcast on the “Investor Relations” section of the SED International website at http://www.sedonline.com. Following the live webcast, an online archived webcast will also be available at the SED International website.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances, housewares, and personal care products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; New Jersey; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Safe Harbor

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.” These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the “Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (Earnings Before Interest, Tax, Depreciation and Amortization). The Company’s management believes that EBITDA represents a key operating metric for its business. This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors. A reconciliation of EBITDA to GAAP financial measures for the three and twelve month periods ended June 30, 2012 and 2011 is included at the end of this press release.

Investor Relations Contact

Lyle Dickler

Chief Financial Officer

SED International

770-243-1200

ldickler@sedintl.com

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$4,710	$4,751
Trade accounts receivable, less allowance for doubtful accounts of $853 and $783, respectively	54,030	64,335
Inventories	61,785	63,359
Deferred tax assets, net	632	443
Other current assets	8,123	6,617
Total current assets	129,280	139,505
Property and equipment, net	3,549	1,928
Intangible assets, net	264	0
Total assets	$133,093	$141,433

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$63,084	$70,681
Accrued and other current liabilities	8,716	9,581
Revolving credit facilities	36,880	38,430
Total current liabilities	108,680	118,692

Commitments and contingencies:

Shareholders’ equity:
Preferred stock, $1.00 par value; 129,500 shares authorized, none issued	0	0
Common stock, $.01 par value; 100,000,000 shares authorized, 7,112,995 shares issued and 4,979,159 shares outstanding at June 30, 2012 and 6,979,161 shares issued and 4,867,697 shares outstanding at June 30, 2011	70	70
Additional paid-in capital	71,013	70,648
Accumulated deficit	(28,692)	(30,112)
Accumulated other comprehensive loss	(3,187)	(3,171)
Treasury stock, 2,133,836 shares and 2,111,464 shares, at cost	(14,791)	(14,694)
Total shareholders’ equity	24,413	22,741
Total liabilities and shareholders’ equity	$133,093	$141,433

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$131,835	$152,624	$577,274	$606,983
Cost of sales	124,965	145,384	540,650	575,330
Gross profit	6,870	7,240	36,624	31,653

Selling, general and administrative expenses	8,428	6,514	33,147	26,688
Depreciation and amortization expense	208	111	725	440
Foreign currency transaction (gain) loss	(18)	(318)	620	(285)
Acquisition-related costs	0	0	370	0
Total operating expenses	8,618	6,307	34,862	26,843
Operating (loss) income	(1,748)	933	1,762	4,810

Interest expense, net	(282)	(236)	(1,226)	(926)
Gain on acquisition	0	0	1,262	0
(Loss) income before income taxes	(2,030)	697	1,798	3,884
Income tax (benefit) expense	(65)	254	378	767
Net (loss) income	$(1,965)	$443	$1,420	$3,117

Basic (loss) income per common share:	$(.41)	$.10	$.29	$.68
Diluted (loss) income per common share:	$(.41)	$.09	$.29	$.63

Weighted average number of common shares outstanding:
Basic	4,790,000	4,480,000	4,835,000	4,591,000
Diluted	4,790,000	4,724,000	4,906,000	4,936,000

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(In thousands, except share data)

	Three Months Ended		Years Ended
	June 30		June 30
	2012	2011	2012	2011
Reconciliation of GAAP net income to Non-GAAP adjusted EBITDA is as follows:

GAAP net (loss) income	$(1,965)	$443	$1,420	$3,117
Depreciation and amortization	208	111	725	440
Stock awards amortization (2)	68	100	365	367
Interest expense, net	282	236	1,226	926
Income tax (benefit) expense	(65)	254	378	767
Gain on acquisition (3)	0	0	(1,262)	0
Non-GAAP adjusted EBITDA	$(1,472)	$1,144	$2,852	$5,617

(1) This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP and our press release, which explains our use of non-GAAP measures.
(2) Stock award amortization related to non-cash charges for stock awards.
(3) Gain on the acquisition of the Lehrhoff assets recorded as a bargain purchase under ASC 805.